Exhibit 5.1

February 20, 2026

Eastman Chemical Company

200 S. Wilcox Dr.

Kingsport, Tennessee 37660

Ladies and Gentlemen:

We have acted as counsel to Eastman Chemical Company, a Delaware corporation (the “Company”), in connection with the Company’s offering of $600,000,000 aggregate principal amount of 4.500% Notes due 2031 (the “Securities”) pursuant to a registration statement on Form S-3 (Registration No. 333-280083) (including the documents incorporated by reference therein, but excluding Exhibit 25.1, is herein called the “Registration Statement”), and the prospectus, dated June 10, 2024, as supplemented by the prospectus supplement, dated February 17, 2026 (together, the “Prospectus”).

The Securities were issued pursuant to an indenture dated as of June 5, 2012 (as amended from time to time, the “Indenture”), entered into between the Company and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association) as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)
the Registration Statement;

(b)
the Prospectus and the documents incorporated by reference therein; and

(c)
an executed copy of the Indenture.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

Eastman Chemical Company, p. 2

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the valid existence and good standing of the Company, it is based solely on confirmation from public officials. Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

Eastman Chemical Company, p. 3

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters,” as counsel for the Company that has passed on the validity of the Securities, and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated February 20, 2026. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Synne D. Chapman
Synne D. Chapman, a Partner